UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2007

AMERIGON INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Section 1-7.	Not applicable.

Section 8.	Other Events.

Item 8.01	Other Events.

Oscar B. Marx, our Non-executive Chairman, has established a stock trading plan that is intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and our insider trading policy. The plan provides for the exercise of up to 270,000 options to purchase Amerigon common stock, which options have been held by Mr. Marx for periods ranging from four to six years, and the subsequent sale of the acquired shares on the open market at prevailing market prices commencing August 6, 2007 and ending on September 30, 2008, subject to specified limitations, minimum price thresholds and early termination or suspension upon the occurrence of certain specified events. The plan provides that Mr. Marx will have no control over the timing of any of the transactions under the plan during this period. Mr. Marx has informed Amerigon that the plan is being established for estate and tax planning purposes.

Mr. Marx currently owns an additional 40,000 options to purchase Amerigon common stock and 723,000 shares of Amerigon common stock and has informed Amerigon that he has no current plans to exercise these options or sell these shares

Rule 10b5–1 allows corporate insiders to establish prearranged stock trading plans when they are not in possession of material nonpublic information, and allows such prearranged trades to be made pursuant to the plan regardless of any subsequent material information that the insider may receive. Except as may be required by law, we do not undertake to report stock trading plans by other company officers or directors, nor to report modifications or termination of any publicly-announced plan, including Mr. Marx’s plan.

Section 9	Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGON INCORPORATED

By:	/s/ BARRY G. STEELE
Barry G. Steele,
Chief Financial Officer

Date: June 18, 2007